Exhibit 99.1

M/I Homes Reports
2019 First Quarter Results

Columbus, Ohio (April 24, 2019) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2019.

2019 First Quarter Highlights:

•	Revenue increased 10% to a first quarter record of $481 million

•	Homes delivered increased 6% to a first quarter record of 1,186 homes

•	Pre-tax income of $23.5 million compared to $23.9 million in 2018’s first quarter

•	Net income of $17.7 million ($0.63 per diluted share) compared to $18.1 million ($0.60 per diluted share)
in 2018

•	New contracts decreased 5% to 1,644 contracts

•	Backlog sales value decreased 2%, and backlog units decreased 3% to 2,652 homes

For the first quarter of 2019, the Company reported pre-tax income of $23.5 million and net income of $17.7 million, or $0.63 per diluted share. This compares to pre-tax income of $23.9 million and net income of $18.1 million, or $0.60 per diluted share, for the first quarter of 2018. Pre-tax income in the first quarter of 2019 included $0.4 million of acquisition-related expense, compared with $2.6 million in the first quarter of 2018.

Homes delivered in 2019’s first quarter increased 6% to a first quarter record of 1,186. This compares to 1,122 homes delivered in 2018’s first quarter. New contracts for the first quarter of 2019 decreased 5% to 1,644 from the all-time quarterly record of 1,739 contracts achieved in 2018's first quarter. Homes in backlog at March 31, 2019 had a total sales value of $1.07 billion, a 2% decrease from a year ago, and backlog units decreased 3% to 2,652, with an average sales price of $403,000. At March 31, 2018, backlog sales value was $1.09 billion, with backlog units of 2,744 and an average sales price of $398,000. M/I Homes had 214 active communities at March 31, 2019, an increase of 4% over our 205 communities at March 31, 2018. The Company's cancellation rate was 12% in the first quarter of 2019 and 2018.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had solid first quarter results considering the choppy market conditions experienced during the latter part of 2018 and leading into 2019. Though our first quarter new contracts declined by 5%, they represented the second highest quarterly sales in Company history. In addition, we were very pleased with our 6% increase in homes delivered to a first quarter record 1,186 homes; and our revenue increased by 10% to a first quarter record $481 million. We also continue to make progress in managing our overhead expense ratio which declined 30 basis points when compared to 2018’s first quarter.”

Mr. Schottenstein continued, “With a lower share count, our diluted earnings per share improved 5% from 2018’s first quarter. We ended the quarter with shareholders’ equity of $871 million and a homebuilding debt to capital ratio of

47%. Looking ahead, with our sales backlog of $1.1 billion, and planned new community openings, we are positioned to have a solid 2019.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2020.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 113,100 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently are sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market and Pinnacle Homes in the Detroit, Michigan market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
New contracts	1,644	1,739
Average community count	212	197
Cancellation rate	12%	12%
Backlog units	2,652	2,744
Backlog sales value	$1,070,074	$1,091,194
Homes delivered	1,186	1,122
Average home closing price	$393	$373

Homebuilding revenue:
Housing revenue	$466,308	$418,424
Land revenue	3,018	4,407
Total homebuilding revenue	$469,326	$422,831

Financial services revenue	11,783	15,026
Total revenue	$481,109	$437,857

Cost of sales - operations	388,039	347,806
Cost of sales - purchase accounting adjustments	428	896
Gross margin	$92,642	$89,155
General and administrative expense	30,699	27,951
Selling expense	31,551	30,063
Operating income	$30,392	$31,141
Acquisition and integration costs	—	1,700
Equity in loss (income) from joint venture arrangements	121	(310)
Interest expense	6,792	5,878
Income before income taxes	$23,479	$23,873
Provision for income taxes	5,756	5,810
Net income	$17,723	$18,063

Earnings per share:
Basic	$0.64	$0.64
Diluted	$0.63	$0.60

Weighted average shares outstanding:
Basic	27,498	28,124
Diluted	27,970	30,544

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2019	2018
Assets:
Total cash, cash equivalents and restricted cash(1)	$41,931	$53,577
Mortgage loans held for sale	119,665	110,612
Inventory:
Lots, land and land development	807,324	752,921
Land held for sale	8,732	3,571
Homes under construction	760,756	678,122
Other inventory	153,976	145,730
Total Inventory	$1,730,788	$1,580,344

Property and equipment - net	28,392	25,872
Investments in joint venture arrangements	40,736	22,066
Operating lease right-of-use assets	20,603	—
Goodwill	16,400	16,400
Deferred income tax asset	13,146	18,104
Other assets	60,117	67,398
Total Assets	$2,071,778	$1,894,373

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$298,160	$297,056
Senior notes due 2025 - net	246,702	246,181
Notes payable - homebuilding	218,800	162,300
Notes payable - other	5,937	10,011
Total Debt - Homebuilding Operations	$769,599	$715,548

Notes payable bank - financial services operations	104,026	102,711
Total Debt	$873,625	$818,259

Accounts payable	132,935	118,839
Operating lease liabilities	20,603	—
Other liabilities	173,153	170,910
Total Liabilities	$1,200,316	$1,108,008

Shareholders’ Equity	871,462	786,365
Total Liabilities and Shareholders’ Equity	$2,071,778	$1,894,373

Book value per common share	$31.61	$27.52
Homebuilding debt / capital ratio(2)	47%	48%

(1)	Includes $1.1 million and $7.7 million of restricted cash and cash held in escrow for the quarters ended March 31, 2019 and 2018, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash used in operating activities	$(22,633)	$(32,414)
Cash used in investing activities	$(6,501)	$(96,448)
Cash provided by financing activities	$49,536	$30,736

Land/lot purchases	$80,424	$85,045
Land development spending	$54,365	$41,654
Land sale revenue	$3,018	$4,407
Land sale gross profit	$55	$404

Financial services pre-tax income	$4,952	$8,771

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Net income	$17,723	$18,063
Add:
Provision for income taxes	5,756	5,810
Interest expense net of interest income	5,938	5,156
Interest amortized to cost of sales	5,393	4,864
Depreciation and amortization	3,817	3,649
Non-cash charges	912	1,039
Adjusted EBITDA	$39,539	$38,581

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Income before income taxes	$23,479	$23,873
Add: Purchase accounting adjustments (2)	428	896
Add: Acquisition and integration costs (3)	—	1,700
Adjusted income before income taxes	$23,907	$26,469

Net income	$17,723	$18,063
Add: Purchase accounting adjustments - net of tax (2)	317	663
Add: Acquisition and integrations costs - net of tax (3)	—	1,258
Adjusted net income	$18,040	$19,984

Purchase accounting adjustments - net of tax (2)	$317	$663
Acquisition and integration costs - net of tax (3)	$—	$1,258

Divided by: Diluted weighted average shares outstanding	27,970	30,544

Diluted earnings per share related to purchase accounting adjustments (2)	$0.01	$0.02
Diluted earnings per share related to acquisition and integration costs (3)	$—	$0.04

Add: Diluted earnings per share	0.63	0.60
Adjusted diluted earnings per share	$0.64	$0.66

(1)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

(2) Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.
(3) Represents costs which include, but are not limited to, legal fees and expenses, travel and communication expenses, cost of appraisals, accounting fees and expenses, and miscellaneous expenses related to our acquisition of Pinnacle Homes. As these costs are not eligible for capitalization as initial direct costs, such amounts are expensed as incurred.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2019	2018	Change
Midwest	702	698	1%
Southern	727	797	(9)%
Mid-Atlantic	215	244	(12)%
Total	1,644	1,739	(5)%

HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2019	2018	Change
Midwest	474	411	15%
Southern	577	541	7%
Mid-Atlantic	135	170	(21)%
Total	1,186	1,122	6%

BACKLOG
	March 31, 2019			March 31, 2018
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	1,158	$498	$430,000	1,228	$519	$423,000
Southern	1,176	$434	$369,000	1,164	$425	$365,000
Mid-Atlantic	318	$138	$433,000	352	$148	$419,000
Total	2,652	$1,070	$403,000	2,744	$1,091	$398,000

LAND POSITION SUMMARY
	March 31, 2019			March 31, 2018
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	5,889	6,034	11,923	5,138	7,565	12,703
Southern	6,543	4,965	11,508	6,092	7,526	13,618
Mid-Atlantic	2,078	2,470	4,548	1,668	2,809	4,477
Total	14,510	13,469	27,979	12,898	17,900	30,798